PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(b)(3)
(To Prospectus dated October 25, 2004)          REGISTRATION NO.  333-36490




                               [GRAPHIC OMITTED]





                        1,000,000,000 Depositary Receipts
                           Utilities HOLDRS (SM) Trust


         This prospectus supplement supplements information contained in the prospectus dated October 25, 2004 relating to the sale of up to 1,000,000,000 depositary receipts by the Utilities HOLDRS (SM) Trust.

         The share amounts specified in the table in the "Highlights of Utilities HOLDERS" section of the base prospectus shall be replaced with the following:

                                                                    Share         Primary
                Name of Company                         Ticker     Amounts    Trading Market
         -------------------------------------------    -----      -------    --------------
         American Electric Power Company, Inc.           AEP           14          NYSE
         Centerpoint Energy, Inc.                        CNP           13          NYSE
         Consolidated Edison, Inc.                        ED            9          NYSE
         Dominion Resources, Inc.                         D            11          NYSE
         Duke Energy Corporation                         DUK           30          NYSE
         Dynegy, Inc.                                    DYN           12          NYSE
         Edison International                            EIX           15          NYSE
         El Paso Corporation                              EP           10          NYSE
         Entergy Corporation                             ETR           10          NYSE
         Exelon Corporation                              EXC           30          NYSE
         FirstEnergy Corporation                          FE           10          NYSE
         FPL Group, Inc.(1)                              FPL           16          NYSE
         PG&E Corporation                                PCG           17          NYSE
         Progress Energy, Inc.                           PGN            7          NYSE
         Public Service Enterprise Group Incorporated    PEG           10          NYSE
         Reliant Resources, Inc.                         RRI         10.2518       NYSE
         The Southern Company                             SO           29          NYSE
         Texas Utilities Company                         TXU           12          NYSE
         The Williams Companies, Inc.                    WMB           20          NYSE

         -------------------
         (1)  As a result of a 2 for 1 stock split of FPL Group, Inc. (NYSE:
              FPL) on March 21, 2005, the number of shares of FPL Group, Inc. represented by each 100 round lot of the Utilities HOLDRS Trust has been increased from 8 shares to 16 shares.

         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

           The date of this prospectus supplement is March 31, 2005.